Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Beacon Power Corporation on Form S-3 of our report dated March 13, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in the Annual Report on Form 10-K of Beacon Power Corporation for the year ended December 31, 2007 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Miller Wachman LLP

Boston, Massachusetts

July 3, 2008